Exhibit 10.1

Summary of 2010 Named Executive Officer Cash Compensation

The Compensation Committee of our Board of Directors has approved 2010 base salaries for our named executive officers as set forth below.

The Compensation Committee has also approved a process for the determination of 2010 cash bonuses for our named executive officers, pursuant to which bonuses, if any, will be determined in the discretion of the Compensation Committee based on the achievement of certain corporate goals and individual performance in 2010.  The corporate goals include objectives relating to the development of existing drug candidates, the identification of additional drug candidates and the achievement of certain financial and business goals.  Achievement of these corporate goals will be evaluated by the Compensation Committee in making determinations regarding bonuses for 2010 performance.  However, the Compensation Committee retains broad discretion over the amount and payment of cash bonuses and is not bound by any pre-determined agreement, formula or other standard with respect to such decisions.

The Compensation Committee has established a bonus target, expressed as a percentage of base salary, for each of our named executive officers, assuming full achievement of corporate goals and a high level of individual performance.  The bonus target percentage for each of our named executive officers is set forth below.

Name and Position	2010 Base Salary	2010 Bonus Target
Arthur T. Sands, M.D., Ph.D. President and Chief Executive Officer	$580,000	50%
Alan J. Main, Ph.D. Executive Vice President of Pharmaceutical Research	$350,000	35%
Jeffrey L. Wade, J.D. Executive Vice President and General Counsel	$365,000	35%
Brian P. Zambrowicz, Ph.D. Executive Vice President and Chief Scientific Officer	$400,000	40%
James F. Tessmer Vice President, Finance and Accounting	$235,000	25%